Exhibit 99.1

For Immediate Release

Dorman Products, Inc. Announces Leadership Succession

COLMAR, PENNSYLVANIA (January 10, 2019) – Dorman Products, Inc. (NASDAQ:DORM) today announced the completion of the previously announced leadership succession plan. Effective as of January 1, 2019, Kevin M. Olsen, previously the Company’s President and Chief Operating Officer, has been appointed the Company’s President and Chief Executive Officer succeeding Mathias J. Barton who retired on December 31, 2018. Mr. Olsen has also been appointed to the Company’s Board of Directors, effective immediately. Mr. Olsen’s appointment expands the Board to 8 directors, 5 of whom are independent directors.

Mr. Steven Berman, the Company’s Executive Chairman, said: “On behalf of the entire Board of Directors, I’d like to thank Matt for his immense contributions to Dorman over his 19 year career with the Company and wish him well in his retirement. He truly has been an incredible leader and invaluable asset to the Company. We are also extremely excited to welcome Kevin as the Company’s new CEO and member of the Board of Directors. Kevin’s leadership, experience, and dedication to the Company will be a real asset to both the Company and the Board.”

About Dorman Products

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

Investor Relations Contact

Kevin Olsen, President and CEO

kolsen@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com